MIM Corporation
                               100 Clearbrook Road
                               Elmsford, NY 10523


May 27, 1999


MIM Corporation
100 Clearbrook Road
Elmsford, NY 10523

Ladies and Gentlemen:

I am the general counsel of MIM Corporation, a Delaware corporation (the "Company"), and have represented the Company as such in connection with the preparation and filing with the Securities and Exchange Commission (the
"Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 of the Company (the "Registration Statement") covering 2,100,000 shares (the "Shares") of the Common Stock, $0.0001 par value per share, of the Company, of which 1,800,000 Shares are subject to options previously granted by the Company to two executive officers of the Company under employment agreements with the Company, and 300,000 of which represent Shares issued by the Company to one of those executive officers under his employment agreement with the Company, which Shares are subject to restrictions on transfer and encumbrance until December 2, 2006.

In rendering the opinion set forth herein, I have examined executed copies or photocopies of: (1) the Registration Statement, the Reoffer Prospectus constituting a part of the Registration Statement and the employment agreements of the two executive officers; (ii) the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company and excerpts from the minute books of the Company; (iii) the current forms of Incentive Stock Option Agreement, Non-Qualified Stock Option Agreement and Performance Share Agreement (collectively, the "Agreements"); and (iv) such other records, documents, certificates and other instruments as in my judgment is necessary or appropriate as a basis for my opinion expressed below. I have knowledge of all proceedings heretofore taken and am familiar with the proceedings proposed to be taken by the Company in connection with the authorization and issuance of the Shares.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions set forth herein, I am of the opinion that upon the issuance of the Shares in accordance with the applicable provisions of the employment agreements, and in accordance with the terms of any Agreement entered into pursuant to the terms and conditions of the employment


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agreements,  and as contemplated by the Registration Statement,  the Shares will be validly issued, fully paid and non-assessable.

The foregoing does not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the Registration Statement and the Reoffer Prospectus which forms a part thereof. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission. This opinion is given as of the date hereof and I assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may occur after the date of this opinion.


Respectfully submitted,



     Barry A. Posner
     General Counsel


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